Exhibit 99.1

LIPOCINE ANNOUNCES PRESENTATION AT 2022 EPILEPSY FOUNDATION PIPELINE CONFERENCE

SALT LAKE CITY, June 6, 2022 – Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company focused on developing innovative products for neuroendocrine and metabolic disorders, presented “LPCN 2101: An Endogenous Neuroactive Steroid for Epilepsy” today at the 2022 Epilepsy Foundation Pipeline Conference. The conference is held every two years to bring together decision-makers in the field of epilepsy treatment, therapeutic innovation and development, showcasing the latest developments in the epilepsy pipeline. This forum provides an opportunity for evaluating new therapies in development, exploring future advancements, and encouraging collaborations and partnerships.

“We are excited to have been invited to present at this important event,” commented Dr. Patel. “Given the unique needs of Women With Epilepsy (WWE) and the limitations of currently available treatment options, we look forward to advancing our novel oral positive GABAA modulator for WWE of child bearing (CB) age.”

Pending U.S. FDA clearance of its IND, Lipocine plans to conduct a proof-of-concept study in the second half of 2022.

About Epilepsy

Epilepsy is a disorder of the brain that causes seizures, affecting the physical, mental, and social well-being of persons, and is associated with a 2 to 3 times greater mortality rate compared with the general population. About 60-65% of epilepsy is idiopathic and about 30% of patients are refractory. Epilepsy is the most common neurological disorder during pregnancy.

It is estimated that approximately 900,000 CB age women suffers from active epilepsy in the U.S. Women of CB age with epilepsy face many additional challenges due to hormonal influences on seizure activity and endocrine function throughout the different phases of their reproductive cycles. Elevated estrogen or decreased progesterone levels can exacerbate seizure frequency. Often, these women experience hormonal and endogenous NAS imbalances, coupled with fluctuations in the blood levels of anti-epileptic drugs that impact control of seizures, efficacy of oral contraceptives, any coexisting anxiety and/or depression and any associated sleep impairment.

About Lipocine

Lipocine Inc. is a biopharmaceutical company focused on neuroendocrine and metabolic disorders using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes: LPCN 1148, LPCN 1144, LPCN 1111, LPCN 1107 and oral neuroactive steroids including LPCN 1154 and LPCN 2101. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the management of symptoms associated with liver cirrhosis. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a Phase 2 clinical study demonstrating potential utility in the treatment of non-cirrhotic NASH. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a phase 2 clinical evaluation when administered as once or twice daily, LPCN 1111 met primary and secondary endpoints. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. Neuroactive steroids are currently being evaluated including LPCN 1154 for the potential treatment of postpartum depression and LPCN 2101 for the potential treatment of epilepsy. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s product candidates and related clinical trials, the timing of completion of clinical trials, the timing and completion of regulatory reviews, outcomes of clinical trials of our product candidates, the potential uses and benefits of our product candidates, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

Hans Vitzthum

Phone: (617) 430-7875

hans@lifesciadvisors.com